Exhibit 99.1

Civista Bancshares, Inc. Announces Commencement of Offering of Common Shares.

Sandusky, Ohio, February 15, 2017 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) the parent company of Civista Bank, today announced that it has commenced an underwritten public offering of approximately $30 million of its common shares. Civista also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares sold in the offering.

Keefe, Bruyette & Woods, a Stifel Company, and Sandler O’Neill + Partners, L.P. will serve as bookrunning managers and Boenning & Scattergood, Inc. and Hovde Group, LLC will serve as co-managers for the offering.

Civista intends to use the net proceeds from the offering, including any net proceeds from the underwriters’ exercise of their option, for general corporate purposes, including potential future acquisitions and to support organic growth.

Civista Bancshares, Inc. is a $1.4 billion financial holding company headquartered in Sandusky, Ohio. The company’s banking subsidiary, Civista Bank, operates 29 locations in Northern Mid-Central, and Southwestern Ohio.

Additional Information Regarding the Offering

The offering of the common shares is being made pursuant to an effective shelf registration statement (File No. 333-205828) filed by Civista with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement has been filed with the SEC to which this communication relates. Prospective investors, including current shareholders interested in participating in the offering, should read the preliminary prospectus supplement and the accompanying prospectus and other documents Civista has filed with the SEC for more complete information about Civista and the offering. These documents are available at no charge by visiting the SEC’s website at www.sec.gov. When available, copies of the preliminary prospectus supplement, the prospectus supplement and the accompanying prospectus related to the offering may be obtained by contacting: Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling (212) 887-4771.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include discussions of the plans or intentions of Civista.

Readers of this press release should understand forward-looking statements in this press release to be statements of intent or expectation rather than assurances of future actions. The information contained in this press release should be read in conjunction with the offering documents described above and other documents we file with the SEC.

Readers are cautioned that the forward-looking statements in this press release are subject to contingencies and uncertainties, such as competitive factors affecting growth and changes in the market for acquisitions. Forward-looking statements in this press release are based on Civista’s good faith expectations based upon reasonable assumptions within the bounds of management’s knowledge of Civista’s business and operations and the current opportunities for expansion or acquisitions. Civista disclaims any responsibility to update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

For additional information, contact:

James O. Miller

Chairman, President and CEO

Civista Bancshares, Inc.

888-645-4121